Exhibit 99.1


NEWS RELEASE                                           Dorchester Minerals, L.P.

Release Date: July 17, 2003                        3738 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4379
Contact:      Casey McManemin                                     (214) 559-0300
--------------------------------------------------------------------------------
       DORCHESTER MINERALS, L.P. ANNOUNCES ITS SECOND QUARTER DISTRIBUTION

         DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the Partnership's second quarter cash distribution. The distribution of $.458087 per common unit represents activity for the three month period ending June 30, 2003 and is payable on August 7, 2003 to common unit holders of record as of July 28, 2003.

         Cash distributions reflect cash receipts attributable to the Partnership's Net Profits Interests and its Royalty Properties less cash disbursements attributable to Management Expenses and Direct Expenses. The Net Profits Interests (formerly referred to as the Operating ORRI's) consist of net profits overriding royalty interests in properties primarily located in the Guymon-Hugoton Field formerly owned by Dorchester Hugoton, Ltd. and certain properties formerly owned by Republic Royalty Company and Spinnaker Royalty Company. The Royalty Properties consist of mineral, royalty, overriding royalty, net profits and leasehold interests located in 564 counties and parishes in 25 states formerly owned by Republic and Spinnaker. Management Expenses consist of general and administrative expenses incurred by the Partnership's General Partner and reimbursed monthly by the Partnership. Direct Expenses consist of third party costs incurred directly by the Partnership, including legal and professional fees, costs incurred in connection with its formation and property taxes.

         Cash distributions generally reflect three months of oil and gas production from the Royalty Properties and the properties underlying the Net Profits Interests. Due to the timing of the consummation of the combination transaction between Dorchester Hugoton, Republic and Spinnaker, the Partnership's initial quarterly distribution generally reflected two months of production from the Royalty Properties and one month of production from the properties underlying the Net Profits Interests. Future quarterly distributions are anticipated to generally reflect three months of production from the Royalty Properties and the properties underlying the Net Profits Interests.

         Cash receipts attributable to the Net Profits Interests during the second quarter totaled $6,296,000. These receipts generally reflect gas sales from the properties underlying the Net Profits Interests during February, March and April, 2003. The average gas price received for such sales was approximately $6.27/mcf. Approximately $437,000 of gross capital expenditures attributable to drilling and completion activity and the installation of field compression facilities were incurred during the quarter by the owner of the working interests in the properties underlying the Net Profits Interests. Cash receipts attributable to the Royalty Properties during the second quarter totaled $7,352,000. These receipts generally reflect oil sales during March, April and May and gas sales during February, March and April. The weighted average oil and gas prices received for such sales were approximately $28.23/bbl and $6.14/mcf, respectively.

     The Partnership received approximately $116,000 from lease bonus and other sources during the second quarter, and received division orders attributable to, or otherwise identified, 55 new wells completed on Royalty Properties located in 31 counties and parishes in seven states.

         Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests. Its common units trade on the Nasdaq Stock Market under the symbol DMLP.

                                       ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.